SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 and 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (date of earliest event reported): January 10, 1997


                         TRIANGLE, INC.
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      Exact Name of Registrant as Specified in its Charter)

     Colorado                   33-25253          93-0969365
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(State or other               (Commission       (I.R.S. Employer
jurisdiction of                File No.)        Identification No.)
incorporation)


830 Northeast Loop 410, Suite 305B
San Antonio, TX                                   78209
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(Address of Principal Executive Offices)           (Zip Code)


Registrant's telephone number, including area code: (210) 821-5577


                         Not Applicable
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       (Former Name, Former Address or Former Fiscal Year,
                  if Changed From Last Report)

ITEM 5. OTHER EVENTS

     As of January 10, 1997 the registrant signed a letter of intent for the acquisition by the registrant of PetCare, Inc. ("PetCare"), a Delaware corporation with offices at 444 Madison Avenue, Suite 1710, New York, New York. PetCare is a newly organized company which will acquire and operate veterinarian animal hospitals, initially in New York and other eastern seaboard states. The officers and directors of PetCare are Thomas LeVine, Theodore Sprinkle, Jr., DVM, Kenneth Rotondo, DVM, Joseph J. Messina, and Martin I. Saposnick.

     Pursuant to the letter of intent, the registrant and PetCare will enter into a formal Acquisition Agreement ("Agreement"), by which (i) the registrant will acquire all issued and outstanding shares of Common Stock of PetCare in exchange for issuance of 600,000,000 restricted shares of Common Stock of the registrant, and (ii) the registrant thereafter will effect a reverse split of the registrant's shares of Common Stock outstanding, so that not more than 300,000 shares of Common Stock (representing the currently outstanding shares) are issued and outstanding after the stock split. After the acquisition, PetCare would be operated as a wholly-owned subsidiary of the registrant.

     Closing of the Agreement will be subject to approval by the boards of directors of the registrant and PetCare, to the fulfillment of customary representations and warranties to be made by both parties in the Agreement, and to approval of the Agreement by the shareholders of PetCare. Approval by the shareholders of the registrant will not be required. However, after the closing of the Acquisition Agreement, the new board of directors of the registrant will ask the shareholders of the registrant to approve the reverse split of the registrant's Common Stock, the change in the name of the registrant to "PetCare, Inc." or similar name which indicates the business sector, and such other matters as amy be deemed appropriate by such board of directors. The registrant anticipates the special meeting will be convened in January 1997, however, no record date for the special meeting has been set as of this Report date.

     The registrant will file a further Form 8-K Report upon execution and delivery of the Agreement by the parties.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TRIANGLE, INC.
                              (Registrant)



Dated:  January 10, 1997   By:          s/ Robert K. Ellis
                                     -----------------------------
                                      ROBERT K. ELLIS, President